UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
February 26, 2016

ALLIED HEALTHCARE PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19266	25-1370721
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1720 Sublette Avenue, St. Louis, Missouri (Address of principal executive offices)	63110 (Zip Code)

Registrant’s telephone number, including area code
(314) 771-2400

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 26, 2016, the Nasdaq Stock Market (“Nasdaq”) notified Allied Healthcare Products, Inc. (the “Company”), that it no longer complies with Rule 5450(a)(1) (the “Minimum Bid Price Rule”), as the bid price of the Company’s shares of common stock (“Common Stock”) closed below the minimum $1.00 per share for the 30 consecutive business days prior to the date of the letter. In accordance with Rule 5810(c)(3)(A), the Company will be provided 180 calendar days, or until August 24, 2016, to regain compliance with the Minimum Bid Price Rule. The Company may regain compliance with the Minimum Bid Price Rule if the bid price of the Common Stock closes at $1.00 per share or more for a minimum of 10 consecutive business days at any time before August 24, 2016.

The Nasdaq letter further states that if compliance with the Minimum Bid Price Rule cannot be demonstrated by August 24, 2016, the Company may be eligible for a second 180 day period to regain compliance. To be eligible for the second 180 day compliance period, the Company must meet all initial listing standards for The Nasdaq Capital Market set forth in Marketplace Rule 5505, except the Minimum Bid Price Rule, the Company must provide Nasdaq with written notice of its intention to cure the deficiency through a reverse stock split if necessary and Nasdaq must determine that the Company will be able to cure the deficiency.

If the Company does not regain compliance with the Minimum Bid Price Rule prior to August 24, 2016 and is not eligible for the second 180 day compliance period, then Nasdaq will notify the Company that the Common Stock will be subject to delisting. At such time, the Company may appeal Nasdaq’s delisting determination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALLIED HEALTHCARE PRODUCTS, INC.

By:

Date: February 29, 2016	/s/ Daniel C. Dunn
Daniel C. Dunn
Chief Financial Officer